Exhibit 10.13

MGIC Investment Corporation
Other Compensation Agreements with Executive Officers and Directors

The following agreements, which are not evidenced by any formal instruments, have been entered into with the Company by the persons referred to below.

Agreements Relating to Compensation of Senior Management

As previously reported in the Company’s Current Report on Form 8-K filed on February 1, 2004 (the “8-K”), on January 26, 2005, the Management Development, Nominating and Governance Committee (the “Committee”) of the Company’s Board of Directors approved the following new base salaries, effective March 21, 2005, for the following executive officers: Curt S. Culver, Chief Executive Officer — $750,000; J. Michael Lauer, Chief Financial Officer — $378,000; Lawrence J. Pierzchalski, Executive Vice President — Risk Management — $371,000; Patrick Sinks, Executive Vice President-Field Operations — $365,000; and Jeffrey H. Lane, General Counsel — $303,000. The Committee also approved cash bonuses for these officers based on performance for the year ended December 31, 2004 as follows: Mr. Culver — $780,392; Mr. Lauer — $299,888; Mr. Pierzchalski - $292,687; Mr. Sinks — $279,184; and Mr. Lane — $243,177.

Agreements Relating to Compensation of Directors

     As previously reported in the 8-K, on January 27, 2005, the Company’s Board of Directors established new annual compensation for serving as a Chair of a Committee of the Board as follows: Audit Committee — $10,000; and Management Development, Nominating and Governance Committee, Risk Management Committee and Securities Investment Committee — $5,000.